Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-164642) of Oplink Communications, Inc. of our reports dated September 12, 2014 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.
San Jose, California
September 12, 2014